Exhibit 4.3

EXECUTION VERSION

AMENDED AND RESTATED PERFORMANCE GUARANTY

This AMENDED AND RESTATED PERFORMANCE GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Performance Guaranty”), dated as of September 29, 2020, is made by TRIUMPH GROUP, INC. (“Triumph”), a corporation organized under the laws of the State of Delaware, as performance guarantor (the “Performance Guarantor”), in favor of PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrator (the “Administrator”) for the benefit of the Purchasers, the LC Bank, the Purchaser Agents, each Indemnified Party and each Affected Person (and each of their respective successors and assigns) (collectively with the Administrator, the “Beneficiaries”) under and as defined in the Receivables Purchase Agreement (as defined below).

PRELIMINARY STATEMENTS:

(1)    Concurrently herewith, each Originator from time to time party to the below-described Sale Agreement (herein collectively called the “Originators” and individually called an “Originator”), Triumph Receivables, LLC (the “SPV”), a Delaware limited liability company, and Triumph, as an Originator and as servicer, are entering into that certain Amended and Restated Purchase and Sale Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”), pursuant to which the Originators will, from time to time, sell Receivables and related rights and security to the SPV.

(2)    Concurrently herewith, the SPV, as seller (the “Seller”), Triumph, as initial servicer (in such capacity, the “Servicer”), the various Purchasers and Purchaser Agents from time to time party thereto, the LC Bank and the Administrator are entering into that certain Amended and Restated Receivables Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), pursuant to which the Seller will, from time to time, sell undivided interests in Receivables and Related Security to the Purchasers. Capitalized terms used, but not otherwise defined herein shall have the respective meanings assigned thereto in the Receivables Purchase Agreement.

(3)    Triumph is the direct or indirect owner of 100% of the outstanding voting stock or membership interests of each Originator and the SPV.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Performance Guarantor hereby agrees as follows:

SECTION 1.    Unconditional Undertaking; Enforcement. The Performance Guarantor hereby unconditionally and irrevocably assures for the benefit of the Administrator and each of the other Beneficiaries the due and punctual performance and observance by each Originator (or any of their respective successors and assigns) of the terms, covenants, conditions, agreements, undertakings and obligations on the part of each such Originator to be performed or observed by each such Person under each of the Transaction Documents to which it is a party, including, without limitation, any agreement or obligation of any such Originator to pay any indemnity or make any payment in respect of any applicable dilution adjustment or repurchase obligation under any such Transaction Document (all such terms, covenants, conditions, agreements, undertakings and obligations on the part of each Originator to be paid, performed or observed being collectively called the “Guaranteed Obligations”). Without limiting the generality of the foregoing, the Performance Guarantor agrees that if any Originator shall fail in any manner whatsoever to perform or observe any of the Guaranteed Obligations when the same shall be required to be performed or observed under any applicable Transaction Document, then the Performance Guarantor will itself duly and punctually perform or observe or cause to be performed or observed the Guaranteed Obligations. It shall not be a condition to the accrual of the obligation of the Performance Guarantor hereunder to perform or to observe any Guaranteed Obligation that the Administrator or any other Beneficiary shall have first made any request of or demand upon or given any notice to the Performance Guarantor, any applicable Originator or any of their respective successors and assigns or have initiated any action or proceeding against the Performance Guarantor, any applicable Originator or any of their respective successors and assigns in respect thereof. The Administrator (on behalf of each of the Beneficiaries) may proceed to enforce the obligations of the Performance Guarantor under this Performance Guaranty without first pursuing or exhausting any right or remedy which the Administrator or any other Beneficiary may have against any applicable Originator, any other Person, the Receivables or any other property. The Performance Guarantor agrees that its obligations under this Performance Guaranty shall be irrevocable. For the sake of clarity, it is expressly acknowledged that the Guaranteed Obligations do not include any recourse for non-payment or late payment of the Receivables due solely to the bankruptcy, insolvency or lack of creditworthiness of the related Obligor or for which payment of any Guaranteed Obligations would otherwise constitute recourse to the Performance Guarantor or any Originator for uncollectible Receivables.

SECTION 2.    Validity of Obligations. The Performance Guarantor agrees that its obligations under this Performance Guaranty shall be absolute and unconditional, irrespective of (i) the validity, enforceability, avoidance, subordination, discharge, or disaffirmance by any Person (including a trustee in bankruptcy) of the Guaranteed Obligations, (ii) the absence of any attempt by the Administrator or any Purchaser to collect any Receivables, or the absence of any attempt by the Administrator or any other Beneficiary to obtain performance or observance of the Guaranteed Obligations from any applicable Originator or any other Person, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrator with respect to any provision of any instrument evidencing the Guaranteed Obligations, (iv) any change of the time, manner or place of performance of, or in any other term of any of the Guaranteed Obligations, including, without limitation, any amendment to or modification of any of the Transaction Documents, (v) any law, regulation or order of any jurisdiction affecting any term of any of the Guaranteed Obligations, or rights of the Administrator or any other Beneficiary with respect thereto, (vi) the failure by the Administrator or any Purchaser to take any steps to perfect and maintain perfected its interest in any Receivable or other property or in any security or collateral related to the Guaranteed Obligations, (vii) any failure to obtain any authorization or approval from or other action by or to notify or file with, any governmental authority or regulatory body required in connection with the performance of the obligations hereunder by the Performance Guarantor or (viii) any impossibility or impracticability of performance, illegality, force majeure, any act of government, or other circumstances which might constitute a default available to, or a discharge of any Originator or the Performance Guarantor, or any other circumstance, event or happening whatsoever whether foreseen or unforeseen and whether similar to or dissimilar to anything referred to above. The Performance Guarantor waives all set-offs and counterclaims and all presentments, demands of performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Performance Guaranty. The Performance Guarantor’s obligations under this Performance Guaranty shall not be limited if the Administrator or any other Beneficiary is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Guaranteed Obligations, and the Performance Guarantor shall perform or observe, upon demand, the Guaranteed Obligations that would otherwise have been due and performable or observable by the applicable Originator had such right and remedies been permitted to be exercised.

SECTION 3.    Waiver. The Performance Guarantor hereby waives promptness, diligence, notice of acceptance, notice of default by any Originator, notice of the incurrence of any Guaranteed Obligation and any other notice with respect to any of the Guaranteed Obligations and this Performance Guaranty, and any other document related thereto or to any of the Transaction Documents and any requirement that the Administrator or any other Beneficiary exhaust any right or take any action against the applicable Originator, any other Person or any property. The Performance Guarantor warrants to the Administrator (for the benefit of the Beneficiaries) that it has adequate means to obtain from each Originator on a continuing basis, all information concerning the financial condition of each Originator, and that it is not relying on the Administrator or any other Beneficiary to provide such information either now or in the future.

SECTION 4.    Subrogation. The Performance Guarantor hereby waives all rights of subrogation (whether contractual or otherwise) to the claims, if any, of the Administrator, the LC Bank, the Purchasers, the Purchaser Agents and each Indemnified Party and Affected Person against the Originators and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Originator which may otherwise have arisen in connection with this Performance Guaranty.

SECTION 5.    Consent to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS PERFORMANCE GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS PERFORMANCE GUARANTY, THE PERFORMANCE GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE PERFORMANCE GUARANTOR IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS PERFORMANCE GUARANTY OR ANY DOCUMENT RELATED HERETO. THE PERFORMANCE GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

SECTION 6.    Representations and Warranties of the Performance Guarantor. The Performance Guarantor hereby represents and warrants as follows:

(a)    Incorporation. The Performance Guarantor is duly incorporated under the laws of the state of Delaware.

(b)    Due Authorization. The execution, delivery and performance by the Performance Guarantor of this Performance Guaranty and the transactions contemplated hereby are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) its charter or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note or other agreement or instrument binding on it or its property or (iv) any order, writ, judgment, award, injunction or decree binding on it or its property, and do not result in or require the creation of any lien, claim or encumbrance upon or with respect to any of its properties.

(c)    Enforceability. This Performance Guaranty has been duly executed and delivered on behalf of the Performance Guarantor and is the legal, valid and binding agreement of the Performance Guarantor enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d)    Consents. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Performance Guarantor of this Performance Guaranty or any other document or instrument to be delivered herewith.

(e)    No Proceedings. Except as set forth in Schedule I, there are no actions, suits, or proceedings pending or, to the knowledge of the Performance Guarantor, threatened against or affecting the Performance Guarantor or any of its subsidiaries, or the property of the Performance Guarantor or any of its subsidiaries in any court, or before any arbitrator of any kind, or before or by any governmental body, which individually, or taken as a whole, could reasonably be expected to have a Material Adverse Effect upon the ability of the Performance Guarantor to perform any of its obligations hereunder. Neither the Performance Guarantor nor any of its subsidiaries is in default with respect to any order of any court, arbitrator or governmental body.

(f)    Subsidiary. Each of the Originators and the SPV are 100% owned, directly or indirectly, by the Performance Guarantor.

(g)    Compliance with Law. The Performance Guarantor is in compliance with all requirements of law applicable to it, its business and properties, the Originators and SPV, unless failure to comply would not reasonably be expected to have a Material Adverse Effect with respect to the Performance Guarantor.

(h)    Taxes. The Performance Guarantor has filed all tax returns and reports required by law to have been filed by it and has paid all taxes, assessments and governmental charges thereby shown to be owing, except any taxes, assessments and governmental charges that are being contested in good faith by appropriate proceedings and for which the Performance Guarantor has set aside on its books adequate reserves.

SECTION 7.    Covenants. The Performance Guarantor covenants and agrees that, from the date hereof until the Final Payout Date, it will observe and perform all of the following covenants:

(a)    Subsidiaries. The Performance Guarantor will continue to be the beneficial owner, whether directly or indirectly, of a sufficient number of the issued and outstanding shares or membership interests or capital stock of each Originator to enable the Performance Guarantor, directly or indirectly, to elect a majority of the members of such Originator’s board of directors.

(b)    Corporate Existence and Good Standing. The Performance Guarantor will do all things as are necessary to maintain its corporate existence in good standing and to ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business as a whole if, in each case, the failure to do so could be expected to have a Material Adverse Effect with respect to the Performance Guarantor.

(c)    Sale of Assets. The Performance Guarantor will not, and will ensure that none of the Originators will, complete the sale, transfer, lease or other disposal of all or any substantial part of its or their respective assets except on an arm’s length basis and for a fair market value or to any of its or their respective affiliates.

(d)    Mergers. The Performance Guarantor will not, and will ensure that none of the Originators will, (i) be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Company, the Administrator and each Purchaser Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto if the resulting entity following such merger, consolidation or other restructuring is any Person other than an Originator, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Administrator or any Purchaser Agent shall request and (D) been satisfied that all other action to perfect and protect the interests of the Administrator, on behalf of the Purchasers, in and to any applicable Receivables to be sold or purported to be sold by it under the Transaction Documents and other Related Rights, as requested by the Administrator or any Purchaser Agent shall have been taken by, and at the expense of the Performance Guarantor (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets (other than Receivables or interests therein which shall be governed by clause (B) below) or (B) any Receivables or any interest therein (other than pursuant to this Performance Guaranty) unless such Receivables are created after the Purchase and Sale Termination Date and are not financed under the Transaction Documents.

(e)    Substantive Consolidation. The Performance Guarantor shall, and shall cause each Originator to, observe and comply with each of the separateness covenants described in Section 6.4 of the Sale Agreement.

(f)    [RESERVED]

(g)    The Performance Guarantor will maintain a system of accounting established and administered in accordance with GAAP as in effect in the appropriate jurisdiction and the Performance Guarantor covenants and agrees that until all indebtedness and other obligations of SPV under the Receivables Purchase Agreement and each other Transaction Document shall have been paid in full, it shall furnish or cause to be furnished to the Administrator and each Purchaser Agent:

(i)    Quarterly Financial Statements.

As soon as available and in any event within forty (40) calendar days after the end of each of the first three fiscal quarters in each fiscal year, (1) Triumph’s financial statements, consisting of consolidated balance sheets as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief executive officer, president or chief financial officer of Triumph as having been prepared in accordance with GAAP and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year, and (2) Triumph’s Form 10-Q for such fiscal quarter.

(ii)    Annual Financial Statement.

As soon as available and in any event within seventy-five (75) days after the end of each fiscal year, (1) consolidated financial statements of Triumph and its subsidiaries consisting of consolidated balance sheets as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, with the consolidated statements being certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrator, and (2) Triumph’s Form 10-K for such fiscal year. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of Triumph under this Performance Guaranty.

SECTION 8.    Amendments, Etc. No amendment or waiver of any provision of this Performance Guaranty, and no consent to any departure by the Performance Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrator, the LC Bank and the Majority Purchaser Agents, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.    Expenses. The Performance Guarantor will upon demand pay to the Administrator and each other Beneficiary the amount of any and all reasonable expenses, including reasonable attorneys’ fees, costs, expenses and disbursements, which it may incur in connection with the exercise or enforcement of any of its rights or interests hereunder.

SECTION 10.    Addresses for Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein be in writing (including email and facsimile communication) and shall be delivered or sent by email or facsimile, or by overnight mail, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof (or in any other document or agreement pursuant to which it is or became a party hereto) or at such other address, email address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by email or facsimile, when sent, receipt confirmed by telephone or electronic means.

SECTION 11.    No Waiver; Remedies. No failure on the part of the Administrator or any other Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 12.    Continuing Agreement. This Performance Guaranty is a continuing agreement and shall (i) remain in full force and effect until the later of (x) the payment in full of the Guaranteed Obligations and all other amounts payable under this Performance Guaranty and (y) one year and a day after the date following the Final Payout Date, (ii) be binding upon the Performance Guarantor, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Administrator, the LC Bank, the Purchasers, the Purchaser Agents and each of the other Indemnified Parties or Affected Persons and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii) upon any assignment by a Purchaser permitted pursuant to the Receivables Purchase Agreement, the applicable assignee shall thereupon become vested with all the benefits in respect thereof granted to the Purchasers herein or otherwise. Each of the parties hereto hereby agrees that each of the Purchasers, the LC Bank, the Purchaser Agents, the Indemnified Parties and the Affected Persons shall be a third-party beneficiary of this Performance Guaranty.

SECTION 13.    GOVERNING LAW; JURISDICTION. THIS PERFORMANCE GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). ANY LEGAL ACTION OR PROCEEDING WITH

RESPECT TO THIS PERFORMANCE GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS PERFORMANCE GUARANTY, EACH OF THE PERFORMANCE GUARANTOR AND THE ADMINISTRATOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.

SECTION 14.    WAIVER OF JURY TRIAL. EACH OF THE PERFORMANCE GUARANTOR AND THE ADMINISTRATOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS PERFORMANCE GUARANTY OR THE ACTIONS OF THE ADMINISTRATOR OR THE OTHER BENEFICIARIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 15.    Effect of Performance Guaranty. This Performance Guaranty amends and restates in its entirety, as of the date hereof, that certain Performance Guaranty, dated as of August 7, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Prior Performance Guaranty”). Upon the effectiveness of this Performance Guaranty, the terms and provisions of the Prior Performance Guaranty shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Prior Performance Guaranty by this Performance Guaranty, the Performance Guarantor shall continue to be liable to the Administrator for the Guaranteed Obligations (as defined in the Prior Performance Guaranty) (collectively, the “Prior Performance Guaranty Outstanding Amounts”). To the extent that any rights, benefits or provisions in favor of the Administrator existed in the Prior Performance Guaranty and continue to exist in this Performance Guaranty, then such rights, benefits or provisions are reaffirmed and acknowledged to be and to continue to be effective from and after the date of the Prior Performance Guaranty or any applicable portion thereof. The Performance Guarantor agrees and acknowledges that any and all rights, remedies and payment provisions under the Prior Performance Guaranty shall continue and survive the execution and delivery of this Performance Guaranty. Upon the effectiveness of this Performance Guaranty, each reference to the Prior Performance Guaranty in any other document, instrument or agreement shall mean and be a reference to this Performance Guaranty. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Prior Performance Guaranty.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Performance Guarantor has caused this Performance Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TRIUMPH GROUP, INC., as Performance Guarantor

By:	/s/ James F. McCabe, Jr

Name:	James F. McCabe, Jr.

Title:	Senior Vice President and
Chief Financial Officer

Address:	1550 Liberty Ridge
Suite 100
Wayne, PA 19087

Attention:	Adam M. Cohn & Jared T. Allen

Telephone:	610 727-5295 & 610 727-6767
Facsimile:	601 251-1555
Email:	amcohn@triumphgroup.com & jaredallen@triumphgroup.com

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Accepted as of the

date hereof:

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By:	/s/ Michael Brown

Name: Michael Brown

Title: Senior Vice President

Address:	PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue, 11th Floor
Pittsburgh, Pennsylvania 15222-2707

Attention:	Brian Stanley
Telephone:	(412) 768-2001
Facsimile:	(412) 803-7142
Email:	brian.stanley@pnc.com

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